Exhibit 4(c)
CALCULATION AGENCY AGREEMENT
BETWEEN
FLORIDA POWER CORPORATION
d/b/a PROGRESS ENERGY FLORIDA, INC.
AND
J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION
SERIES A FLOATING RATE SENIOR NOTES DUE 2008
     THIS AGREEMENT is made as of December 13, 2005, between FLORIDA POWER CORPORATION d/b/a PROGRESS ENERGY FLORIDA, INC., an Florida corporation, whose principal executive office is at 100 Central Avenue St. Petersburg, Florida 33701 (the “Corporation”), and J.P. Morgan Trust Company, National Association, a national banking association, having a corporate trust office located at 227 West Monroe Street, Suite 2600, Chicago, Illinois 60606 (together with any successor, the “Calculation Agent”).
W I T N E S S E T H :
     WHEREAS, the Corporation proposes to issue and sell certain of its securities designated as Series A Floating Rate Senior Notes due 2008 (the “Notes”). The Notes are to be issued under and pursuant to the terms of its Indenture (for Debt Securities) (the “Indenture”) dated as of December 7, 2005 between the Corporation and J.P. Morgan Trust Company, National Association, in its capacity as trustee (the “Trustee”) and the Officer’s Certificate, dated as of December 13, 2005, relating to the Notes (the “Officer’s Certificate”), as copy of which is attached hereto. Terms used but not defined herein shall have the meanings assigned to them in the Indenture, as supplemented by the Officer’s Certificate and the Notes.
     For the purpose of appointing an agent to calculate the (i) interest rate (the “Rate of Interest”) on the Notes and (ii) amount of interest payable on each Interest Payment Date (the “Interest Payable”), the Corporation and the Calculation Agent agree as follows:
     1. Upon the terms and subject to the conditions contained herein, the Corporation hereby appoints the Calculation Agent as its Calculation Agent and Calculation Agent hereby accepts such appointment as the Corporation’s agent for the purpose of calculating the Rate of Interest and the Interest Payable on the Notes. The Calculation Agent shall determine the Rate of Interest and the Interest Payable in the manner and at the times provided in the Officer’s Certificate, the Indenture and the Notes.
     2. The Calculation Agent shall exercise due care to determine the Rate of Interest and Interest Payable on the Notes and shall communicate the same to the Corporation, the Trustee, The Depository Trust Company (the “DTC”) and any paying agent identified to it in writing promptly after each determination in the form required by the DTC’s operating procedures. The Calculation Agent will, upon the request of the holder of any Note, provide the Rate of Interest then in effect with respect to such Note, a copy of any communication to the DTC with respect to an Interest Payment Date, and, if determined, the Rate of Interest with respect to such Floating Rate Note which will become effective on the next Interest Payment Date. No amendment to the provisions of the Indenture, the Officer’s Certificate or the Notes relating to the duties or obligations of the Calculation Agent hereunder may become effective without the prior written consent of the Calculation Agent, which consent shall not be unreasonably withheld.
     3. The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Corporation agrees:
     (a) The Calculation Agent shall be entitled to such reasonable and customary compensation as may be agreed upon with the Corporation for all services rendered by the Calculation Agent, and the Corporation promises to pay such compensation and to reimburse the Calculation Agent for the reasonable out-of-pocket expenses (including reasonable attorneys’ and other professionals’ fees and expenses) incurred by it in connection with the services rendered by it hereunder upon receipt of such invoices as the Corporation shall reasonably require. The Corporation also agrees to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim (regardless of who asserts such claim) of liability) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder, except such as may result from the repeated or gross negligence, willful misconduct or bad faith of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Corporation for, or in respect of, any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) the opinion or advice of legal or other professional advisors reasonably satisfactory to it or (ii) written instructions from the Corporation. The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of information used in good faith and with due care to calculate any Rate of Interest or Amount Payable hereunder. The provisions of this section shall survive the resignation or removal of the Calculation Agent or the termination of this Agreement.
     (b) In acting under this Agreement and in connection with the Notes, the Calculation Agent is acting solely as agent of the Corporation and does not assume any obligations to or relationship of agency or trust for or with any of the owners or holders of the Notes.
     (c) The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Indenture, the Officer’s Certificate or the Notes, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties. Notwithstanding any other provision of this Agreement, the Calculation Agent shall not incur any liability for nonperformance or breach of any obligation hereunder to the extent that the Calculation Agent is delayed in performing, unable to perform or breaches such obligation because of acts of God, war, terrorism, fire, floods, electrical outages, or other causes reasonably beyond its control; provided, however, that the Calculation Agent shall use commercially reasonable efforts consistent with accepted practices for calculation or similar agents to maintain performance without delay or resume performance as soon as reasonably practicable under the circumstances.
     (d) The Calculation Agent, its Affiliates, its officers, directors, employees and shareholders may become the owners of, or acquire any interest in, any Notes, with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Corporation as freely as if it were not the Calculation Agent.
     (e) Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Corporation for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their repeated or gross negligence, willful misconduct or bad faith.
     (f) The Calculation Agent may consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (g) The Calculation Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Calculation Agent.
     (h) Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from the Corporation made or given by it under any provision of this Agreement shall be sufficient if signed by any officer of the Corporation.
     (i) The Calculation Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
     (j) The Corporation will not, without first obtaining the prior written consent of the Calculation Agent, which consent may not be unreasonably withheld, make any change to the Notes or the Officer’s Certificate related to such Notes if such change would materially and adversely affect the Calculation Agent’s duties and obligations under this Agreement.
     4. (a) The Calculation Agent may at any time resign as Calculation Agent by giving written notice to the Corporation of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall never be earlier than 60 days after the receipt of such notice by the Corporation, unless the Corporation agrees to accept less notice. The Calculation Agent may be removed by the Corporation, in its sole discretion, at any time by the filing with it of any instrument in writing signed on behalf of the Corporation and specifying such removal and the date when it is intended to become effective. Such resignation or removal shall take effect upon the date of the appointment by the Corporation, as hereinafter provided, of a successor Calculation Agent. If within 30 days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, at the expense of the Corporation, petition a court of competent jurisdiction to appoint a successor Calculation Agent. A successor Calculation Agent shall be appointed by the Corporation by an instrument in writing signed on behalf of the Corporation and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so succeeded shall cease to be such Calculation Agent hereunder. Upon its resignation or removal, the Calculation Agent shall be entitled to the payment by the Corporation of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it hereunder and to the payment of all other amounts owed to it hereunder.
     (b) Any successor Calculation Agent appointed hereunder shall execute and deliver to its predecessor and to the Corporation an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as such Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.
     (c) Any corporation into which the Calculation Agent may be merged, or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger or consolidation or to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its corporate trust assets or business shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, consolidation or sale shall forthwith be given to the Corporation and the Trustee.
     5. Any notice required to be given hereunder shall be delivered in person, sent by letter or telecopy or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within twenty-four hours by letter or by telecopy), in the case of the Corporation, to 410 South Wilmington Street, Raleigh, North Carolina 27601-1748, telephone: (919) 546-4831, telecopy: (919) 546-7826, Attention: Treasurer, in the case of Calculation Agent, to Janice Ott Rotunno, Vice President, telephone: (312) 267-5022, telecopy: (312) 267-5297 and, in the case of the DTC, to Manager Announcements, Dividend Department, The Depository Trust Company, 55 Water Street — 25th Floor, New York, New York 10041, telecopy: (212) 855-4555, or to any other address of which any party shall have notified the others in writing as herein provided. Any notice hereunder given by telephone, telecopy or letter shall be deemed to be received when in the ordinary course of transmission or post, as the case may be, it would be received.
     6. This Agreement and your appointment as Calculation Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of laws principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.
     7. This Agreement may be executed by each of the parties hereto in any number of counterparts each of which counterparts, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.
     8. In the event of any conflict relating to the rights or obligations of the Calculation Agent in connection with the calculation of the Rate of Interest or Amount Payable on the Notes, the relevant terms of this Agreement shall govern such rights and obligations.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FLORIDA POWER CORPORATION
d/b/a PROGRESS ENERGY FLORIDA, INC.

By: /s/ Thomas R. Sullivan
Name: Thomas R. Sullivan
Title: Treasurer

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Calculation Agent

By: /s/ Janice Ott Rotunno

Name: Janice Ott Rotunno
Title: Vice President
[Signature Page of Calculation Agency Agreement]